Exhibit 5.1

Covington & Burling LLP
The New York Times Building
BEIJING BRUSSELS LONDON LOS ANGELES	620 Eighth Avenue
NEW YORK SAN FRANCISCO SEOUL	New York, NY 10018-1405
SHANGHAI SILICON VALLEY WASHINGTON	T +1 212 841 1000

        March 24, 2017

REGENXBIO Inc.

9600 Blackwell Road, Suite 210

Rockville, Maryland     20850

Ladies & Gentlemen:

We have acted as special counsel to REGENXBIO Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of up to 4,255,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) pursuant to the Underwriting Agreement, dated March 21, 2017 (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein. The offer and sale of the Shares are registered under the Securities Act pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-215146), which was filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2016 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed:

(i) the Underwriting Agreement;

(ii) the Registration Statement;

(iii) the preliminary prospectus, consisting of the prospectus, dated January 6, 2017 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated March 21, 2017, relating to the offering of the Shares, filed with the Commission on March 21, 2017, pursuant to Rule 424(b) under the Securities Act;

(iv) the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement, dated March 21, 2017, relating to the offering of the Shares, filed with the Commission on March 23, 2017, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”); and

(v) such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

REGENXBIO Inc.

March 24, 2017

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that the Shares, when issued and sold by the Company pursuant to the terms of the Underwriting Agreement and upon receipt by the Company of full payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the Delaware General Corporation Law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof relating to the offering of the Shares. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP